EXHIBIT 99.1

(WPS RESOURCES CORPORATION LETTERHEAD)

For Release: April 21, 2004

WPS RESOURCES CORPORATION
REPORTS EARNINGS INCREASE
FOR FIRST QUARTER OF 2004

Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) announces the following:

Highlights:
  First quarter 2004 income available for common shareholders of $42.6 million
  First quarter 2004 basic earnings per share increased 11.7% compared to first quarter 2003
  2004 basic earnings per share guidance of $2.95 to $3.10

WPS Resources' income available for common shareholders was $42.6 million for the quarter ended March 31, 2004, compared with $33.0 million for the quarter ended March 31, 2003. Basic earnings per share of WPS Resources' common stock were $1.15 in the first quarter of 2004, compared with $1.03 in the first quarter of 2003. Income available for common shareholders included an after-tax loss from discontinued operations of $3.0 million ($0.08 basic earnings per share) for the quarter ended March 31, 2004 and an after-tax loss from discontinued operations of $5.1 million ($0.16 basic earnings per share) for the quarter ended March 31, 2003. Income available for common shareholders for the quarter ended March 31, 2003 also included a positive after-tax cumulative effect of change in accounting principles of $3.2 million ($0.10 basic earnings per share). Income from continuing operations was $46.4 million ($1.23 basic earnings per share) for the quarter ended March 31, 2004, compared with $35.7 million ($1.09 basic earnings per share) for the quarter ended March 31, 2003.

"A strong performance by WPS Energy Services and a more favorable sales mix at Wisconsin Public Service helped us to achieve improved quarterly earnings," stated Larry Weyers, WPS Resources' Chairman, President and CEO. "Recent business expansion at WPS Energy Services continues to benefit our shareholders and the continual enhancement of portfolio optimization strategies ensures that we maximize the value of our nonregulated assets, while

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

reducing our risk profile. Improved economic conditions bolstered sales volumes to Wisconsin Public Service's higher margin customers in the first quarter of 2004. Timely retail electric rate relief in 2004 compared to the delay in receiving retail electric rate relief in 2003 also had a favorable impact on Wisconsin Public Service's earnings. We remain committed to earnings growth through outstanding customer service, effective management of both risk and costs in our business, execution of our asset management strategy and balanced business expansion between our utility and nonregulated operations."

FIRST QUARTER RESULTS

The following tables depict income available for common shareholders and revenue for the quarters ended March 31, 2004 and March 31, 2003, and include a reconciliation of the increase in basic earnings per share for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003.

WPS Resources' Income and Revenue
For the Quarters Ended March 31, 2004 and March 31, 2003
	Income (Loss)		Revenue
Segment	2004 (in millions)	2003 (in millions)	2004 (in millions)	2003 (in millions)
Electric Utility	$18.2	$12.1	$ 222.9	$ 201.4
Gas Utility	13.6	12.6	173.6	173.6
WPS Energy Services	12.1	12.1	976.1	904.2
WPS Power Development (1)	(1.0)	(2.5)	18.7	23.0
Holding Company and Other	(0.3)	(1.6)	0.3	0.3
Intersegment Eliminations	-	0.3	(18.3)	(20.7)
Total WPS Resources	$42.6	$33.0	$1,373.3	$1,281.8

(1) All revenue and costs of WPS Power Development's discontinued operations are combined and reported on a net basis in the Consolidated Statements of Income for all periods presented. Accordingly, the above table does not show the revenues from discontinued operations, but the loss from discontinued operations is included as a component of WPS Power Development's loss in the table. Nonregulated revenues that were reclassified to discontinued operations for the quarters ended March 31, 2004 and March 31, 2003 were $13.7 million and $21.9 million, respectively.

See the following discussion for additional information on factors impacting revenues and income.

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Quarters Ended March 31, 2004 and March 31, 2003

	Dollar Impact In Millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$18.0	$.29
Increase in Gas Utility Margin	2.5	.04
Increase in WPS Energy Services' Electric Margin	7.9	.13
Increase in WPS Energy Services' Gas Margin	0.3	.00
Decrease in WPS Power Development's Margin	(1.4)	(.02)
Increase in Operating Expenses	(11.5)	(.19)
Increase in Depreciation and Decommissioning	(1.3)	(.02)
Increase in Miscellaneous Income	3.4	.05
Increase in WPS Power Development's Tax Credits		.02
Decreased Loss from Discontinued Operations		.08
Cumulative Effect of Change in Accounting Principles		(.10)
Dilution Due to Increase in Average Shares		(.17)
Change in Other Items and Rounding		.01
Total Earnings Per Share Impact		$.12

See the following discussion for additional information on factors impacting earnings.

Comparison of Weather Impact on Utility Earnings
Between the Quarters Ended March 31, 2004 and March 31, 2003

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	2% Colder	$0.00	$0.01
Heating Compared with Prior Year	5% Warmer	(0.01)	(0.04)

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

Segments

WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services, Inc., a diversified energy supply and services company, and WPS Power Development, Inc., an electric generation company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power.

Revenues and Margins

Electric Utility

Electric utility revenues increased $21.5 million (10.7%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Electric utility revenues increased largely due to retail and wholesale electric rate increases for Wisconsin Public Service's Wisconsin and Michigan customers that were approved by regulatory authorities. On December 19, 2003, the Public Service Commission of Wisconsin approved a retail electric rate increase of $59.4 million (9.3%), effective January 1, 2004. Wisconsin Public Service was also granted authority to increase retail electric rates by $21.4 million (3.5%), effective March 21, 2003, from the Public Service Commission of Wisconsin and was granted authority for a $0.3 million increase in retail electric rates from the Michigan Public Service Commission, effective July 22, 2003. The Michigan Public Service Commission also authorized recovery of $1.0 million of increased transmission costs through the power supply cost recovery system. The Federal Energy Regulatory Commission ordered a $4.1 million (21%) interim increase in wholesale electric rates, subject to refund, for Wisconsin Public Service effective May 11, 2003. The rate increases were necessary to recover increased operating costs. Electric utility sales volumes were flat for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003.

The electric utility margin increased $18.0 million (13.6%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Largely due to the retail and wholesale electric rate increases mentioned above and favorable changes in sales mix, electric margins at Wisconsin Public Service increased $17.5 million (14.6%). While total sales volumes remained

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

relatively unchanged for the quarter ended March 31, 2004 compared to March 31, 2003, sales volumes to Wisconsin Public Service's higher margin customers increased 3.9%. The increased sales volumes to these higher margin customer classes reflect growth within our service area and improvement in the economy. There was also a negative impact to margin related to purchased power costs that were 25.2% higher (on a per unit basis) in the first quarter of 2004 compared to the first quarter of 2003. Wisconsin Public Service purchased additional power due to an unscheduled outage at the Kewaunee Nuclear Power Plant, which lasted for approximately two weeks in January 2004. The Public Service Commission of Wisconsin allows Wisconsin Public Service to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs fall outside a specified range. Wisconsin Public Service files an application to adjust rates either higher or lower when costs are plus or minus 2% from forecasted costs. Wisconsin Public Service received an interim fuel rate order from the Public Service Commission of Wisconsin allowing for an $8.0 million (1.2%) annual increase in rates due largely to the increased cost of fuel and purchased power resulting from the Kewaunee Nuclear Power Plant outage. The interim rate order did not impact margins during the first quarter of 2004 as it was not effective until April 2, 2004. Electric margins at Upper Peninsula Power did not change significantly during the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003.

Electric utility earnings increased $6.1 million (50.4%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003, largely driven by the increased margins at Wisconsin Public Service, including the effect of timely retail electric rate relief in 2004 compared to the delay in receiving retail electric rate relief in 2003.

Gas Utility

Gas utility revenues were unchanged for the quarters ended March 31, 2004 and March 31, 2003 at $173.6 million. The Public Service Commission of Wisconsin issued a final order authorizing a natural gas rate increase of $8.9 million (2.2%), effective January 1, 2004. Natural gas prices also increased 5.3% for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Following regulatory practice, Wisconsin Public Service passes changes in the total cost of natural gas on to customers through a purchased gas adjustment clause, as allowed by the Public Service Commission of Wisconsin and the Michigan Public Service Commission. The increased revenue attributed to the rate increase and higher natural

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

gas prices were offset by an overall 5.5% decrease in natural gas throughput volumes that was largely driven by warmer weather during the first quarter of 2004 compared to the first quarter of 2003.

The natural gas utility margin increased $2.5 million (5.8%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The higher natural gas utility margin is largely due to the rate increase mentioned above. The increased margin contributed to a $1.0 million (7.9%) increase in gas utility earnings.

WPS Energy Services

WPS Energy Services' revenues increased $71.9 million (8.0%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Increased revenues were largely due to further expansion of the Canadian retail natural gas business (due to obtaining new customers) and participation in the New Jersey Basic Generation Services Program, which began May 1, 2003.

WPS Energy Services' electric margin increased $7.9 million (101.3%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The margin attributed to wholesale electric operations increased $4.8 million, partially driven by higher energy prices in the markets of WPS Power Development's merchant plants now under contract to WPS Energy Services, and by WPS Energy Services' ability to reduce market price risk and extract additional value from these plants through the use of various financial tools (including forward contracts and options). The retail electric margin increased $3.1 million for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Retail electric operations in Ohio and Michigan were the primary contributors to the increased margin, which can be attributed to improved management of retail operations, higher customer load and improved supply procurement. Natural gas margins at WPS Energy Services increased $0.3 million (1.7%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The margin related to retail natural gas operations increased $9.0 million, largely due to higher natural gas throughput volumes in Ohio due to the addition of new customers, operational improvements and improved management of supply for the residential and small commercial customers. An $8.7 million decrease in the wholesale natural gas margin for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003, primarily attributed to favorable settlements of

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

liabilities with several counterparties in the first quarter of 2003 and less variability in the price of natural gas in the first quarter of 2004 compared to the first quarter of 2003, substantially offset the increases discussed above.

WPS Energy Services' earnings were unchanged at $12.1 million for the quarters ended March 31, 2004 and March 31, 2003. Even though one-time settlements with several counterparties having a favorable pre-tax impact of $8.0 million on first quarter 2003 margins did not recur in 2004, overall margins still increased. However, the increased margins were offset by increased operating expenses in the first quarter of 2004 and the decrease attributed to the after-tax cumulative effect of change in accounting principles of $3.3 million that was recorded at WPS Energy Services in the first quarter of 2003.

WPS Power Development

WPS Power Development's revenues decreased $4.3 million (18.7%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003, largely due to an unplanned plant outage experienced at its generating facility in Beaver Falls, New York and decreased electric sales volumes at its Combined Locks Energy Center (a cogeneration plant located in Wisconsin). The New York facility was shut down for repairs beginning in October 2003 and returned to service in April 2004. Decreased electric sales volumes at the Combined Locks Energy Center were largely due to decreased demand for energy by the counterparty to a power purchase agreement in place at this facility and an unplanned plant outage commencing on March 6, 2004. Repairs at Combined Locks are ongoing and this facility is expected to return to service in the latter half of the second quarter of 2004.

WPS Power Development's margin for the quarter ended March 31, 2004 decreased $1.4 million (25.0%) compared to the quarter ended March 31, 2003. This margin does not include the results of WPS Power Development's discontinued operations, which are reported separately in the Consolidated Statements of Income (changes in income attributed to discontinued operations are discussed below). An increase in the per ton cost of coal utilized in the generation process at the Niagara generation facility in New York, as well as the unplanned plant outage experienced at the Beaver Falls facility in New York drove the decrease in margin experienced at WPS Power Development.

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

The $1.5 million (60.0%) increase in earnings at WPS Power Development for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003 was largely due to a $2.1 million decrease in the loss from discontinued operations and higher synthetic fuel related tax credits recognized this quarter, partially offset by the decreased margin discussed above.

Operating Expenses

Operating expenses increased $11.5 million (10.1%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Utility operating expenses increased $7.4 million (7.7%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Pension, postretirement medical and active medical costs incurred at the utilities accounted for approximately $4.2 million of the increase, with the remaining increase largely driven by amortization of expenses incurred in conjunction with the implementation of the automated meter reading system (previously deferred as a regulatory asset) and increased payroll costs. These increases were partially offset by a decrease in maintenance expenses as compared to the first quarter of 2003. Operating expenses at WPS Energy Services increased $2.2 million (20.0%) largely due to higher payroll and related benefits associated with recent business expansion and increased agent/broker commissions. Operating expenses at WPS Power Development were up $1.2 million (19.0%) due primarily to repair and maintenance expenses incurred in conjunction with the unplanned Beaver Falls generation facility outage.

Depreciation and Decommissioning

Depreciation and decommissioning expense increased $1.3 million (5.3%) for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003, largely due to an increase of $1.4 million (6.8%) at Wisconsin Public Service as a result of continued capital investment, partially offset by a reduction of decommissioning expense, which was reflected in the 2004 Wisconsin rate case.

Miscellaneous Income

Miscellaneous income increased $3.4 million for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The increase in miscellaneous income is largely due to a $2.0 million increase in equity earnings from our investments in American Transmission Company, LLC and Guardian Pipeline, LLC. The remaining increase is mostly related to foreign currency transactions at WPS Energy Services and lower losses allocated to WPS Power

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

Development from its interest in a synthetic fuel operation related to lower production at this facility.

Tax Credits

Tax credits recognized during the quarter ended March 31, 2004 increased $0.9 million compared to the quarter ended March 31, 2003, largely due to an increase in tax credits recognized from our ownership interest in a synthetic fuel operation. Even though production at the synthetic fuel facility decreased, we were allocated a higher percentage of the total production in the first quarter of 2004 compared to the first quarter of 2003. Our ownership interest in the synthetic fuel operation resulted in the recognition of $6.8 million of Section 29 federal tax credits as a reduction of federal income tax expense in the first quarter of 2004 compared to $5.9 million in the first quarter of 2003.

Discontinued Operations

The after-tax loss from discontinued operations was $3.0 million for the quarter ended March 31, 2004 compared to $5.1 million for the quarter ended March 31, 2003, primarily driven by improved operating performance at WPS Power Development's Sunbury generation plant. The lower loss is largely due to increased margin at Sunbury, as well as decreased depreciation expense and lower repairs and maintenance costs. Increased margins were driven by Sunbury's ability to generate and purchase the power necessary to service a fixed price outtake contract at lower prices for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The decrease in depreciation expense was the result of discontinuing depreciation on those assets classified as held for sale in the fourth quarter of 2003, as required by current accounting standards. Sunbury's first quarter 2003 margins were negatively impacted by decreased availability as a result of issues related to fuel quality and associated mechanical difficulties related to fuel delivery systems.

For a discussion of the accounting considerations applicable to discontinued operations, see "Accounting Matters" below.

Cumulative Effect of Changes in Accounting Principles

A discussion of the Cumulative Effect of Changes in Accounting Principles has been included under "Accounting Matters" below.

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

Dilution Due to Increase in Average Shares

The change in basic earnings per share was impacted by an increase of approximately 5 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. The increase was largely due to issuing 4,025,000 additional shares of common stock through a public offering in November 2003. Additional shares have also been issued under the Stock Investment Plan and certain stock-based employee benefit plans.

ACCOUNTING MATTERS

Cumulative Effect of Changes in Accounting Principles

As previously reported, on January 1, 2003, WPS Resources recorded a positive after-tax cumulative effect of a change in accounting principle of $3.5 million (primarily related to the operations of WPS Energy Services) to income available for common shareholders as a net result of removing from its balance sheet the mark-to-market effects of contracts that do not meet the definition of a derivative. This change in accounting resulted from the decision of the Emerging Issues Task Force to preclude mark-to-market accounting for energy contracts that are not derivatives. The required change in accounting had no impact on the underlying economics or cash flows of the contracts.

In addition, the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," at WPS Power Development resulted in a $0.3 million negative after-tax cumulative effect of a change in accounting principle in the first quarter of 2003, related to recording a liability for the closure of an ash basin at the Sunbury generation plant.

Discontinued Operations

On October 24, 2003, a definitive agreement was entered into to sell WPS Power Development's Sunbury generation plant, subject to certain contingencies. As a result of that agreement, the operations of the plant and certain other related assets meet the definition of discontinued operations per the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In accordance with

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

Statement No. 144, certain assets and liabilities related to the Sunbury generation plant have been classified as held for sale on the Consolidated Balance Sheets for all periods presented. The related results of operations and cash flows have been classified as discontinued operations on the Consolidated Statements of Income and Consolidated Statements of Cash Flows for all periods presented.

2004 EARNINGS FORECAST

In 2004, we are continuing to seek a balanced portfolio of utility and nonregulated growth but we are placing emphasis on regulated growth, which limits our exposure to the risks of nonregulated markets. In our nonregulated business units, we continue to utilize financial tools commonly used in the industry to help mitigate risk. Also, our asset management strategy will continue to deliver shareholder return from certain asset transactions. Our long-term basic earnings per share growth rate target remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. Our target for 2004 basic earnings per share is between $2.95 and $3.10, as shown below, assuming normal weather, availability of our generating units, our land sales, and completion of the sales of the Sunbury and Kewaunee plants.

Earnings Per Common Share (Basic)	Low End of Range	High End of Range
Income from continuing operations	$3.43	$3.54
Discontinued operations	(0.48)	(0.44)
Income available for common shareholders	$2.95	$3.10

CONFERENCE CALL

An earnings conference call is scheduled for 3 p.m. central time on Wednesday, April 21. Larry L. Weyers, WPS Resources' Chairman, President, and CEO, will discuss first quarter 2004 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through May 5, 2004 by dialing 888-445-8558.

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  The pending sales of our Sunbury generation plant and our Kewaunee nuclear power plant
  Completion of planned land sales
  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
  State and federal rate regulation, including the inability to obtain necessary regulatory approvals in a timely manner
  Changes in generally accepted accounting principles
  Growth and competition and the extent and timing of new business development in the markets of subsidiary companies

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WPS Resources Corporation Reports Earnings Increase for First Quarter of 2004

April 21, 2004

  The performance of projects undertaken or acquired by subsidiary companies
  Business combinations among our competitors and customers
  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues
  Weather and other natural phenomena
  Commodity price and interest rate risk
  Counterparty credit risk
  Federal and state tax policies
  Acts of terrorism or war

//END//

For additional information, see attached financials or contact:

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

or

Donna M. Sheedy, Investor Relations Supervisor
WPS Resources Corporation
(920) 433-1857

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WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended
	March 31
(Millions, except share amounts)	2004	2003

Nonregulated revenue	$986.6	$919.9
Utility revenue	386.7	361.9
Total revenues	1,373.3	1,281.8

Nonregulated cost of fuel, gas, and purchased power	942.2	882.0
Utility cost of fuel, gas, and purchased power	197.0	193.1
Operating and maintenance expense	125.6	114.1
Depreciation and decommissioning expense	25.7	24.4
Taxes other than income	11.8	10.7
Operating income	71.0	57.5

Miscellaneous income	4.8	1.4
Interest expense and distributions on trust preferred securities	(13.5)	(14.0)
Minority interest	-	1.1
Other expense	(8.7)	(11.5)

Income before taxes	62.3	46.0
Provision for income taxes	15.9	10.3
Income from continuing operations	46.4	35.7

Discontinued operations, net of tax	(3.0)	(5.1)
Net income before cumulative effect of change in
accounting principles	43.4	30.6

Cumulative effect of change in accounting principles, net of tax	-	3.2
Net income before preferred stock dividends of subsidiary	43.4	33.8

Preferred stock dividends of subsidiary	0.8	0.8
Income available for common shareholders	$42.6	$33.0

Average shares of common stock
Basic	37.1	32.1
Diluted	37.3	32.4

Earnings per common share (basic)
Income from continuing operations	$1.23	$1.09
Discontinued operations	($0.08)	($0.16)
Cumulative effect of change in accounting principles	-	$0.10
Earnings per common share (basic)	$1.15	$1.03

Earnings per common share (diluted)
Income from continuing operations	$1.22	$1.08
Discontinued operations	($0.08)	($0.16)
Cumulative effect of change in accounting principles	-	$0.10
Earnings per common share (diluted)	$1.14	$1.02

Dividends per common share declared	$0.545	$0.535

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WPS RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)	March 31	December 31
(Millions)	2004	2003

Assets
Cash and cash equivalents	$61.4	$50.7
Restricted funds	3.2	3.2
Accounts receivable - net of reserves of $7.2 and $6.6, respectively	428.3	502.4
Accrued unbilled revenues	89.0	90.0
Inventories	96.6	178.3
Current assets from risk management activities	433.6	518.1
Assets held for sale	117.8	116.4
Other current assets	75.2	86.4
Current assets	1,305.1	1,545.5

Property, plant, and equipment - net of reserves of $1,536.7 and $1,511.7, respectively	1,835.7	1,828.7
Nuclear decommissioning trusts	334.7	332.3
Regulatory assets	128.2	127.7
Long-term assets from risk management activities	52.5	104.3
Other	359.4	353.8
Total assets	$4,015.6	$4,292.3

Liabilities and Shareholders' Equity
Short-term debt	$10.0	$38.0
Current portion of long-term debt	6.1	56.6
Note payable to preferred stock trust	-	51.5
Accounts payable	471.3	510.7
Current liabilities from risk management activities	411.6	517.3
Liabilities held for sale	2.6	2.7
Deferred income taxes	0.3	1.7
Other current liabilities	99.8	86.9
Current liabilities	1,001.7	1,265.4

Long-term debt	871.4	871.9
Deferred income taxes	88.4	78.8
Deferred investment tax credits	17.3	17.7
Regulatory liabilities	294.7	304.4
Environmental remediation liabilities	37.6	37.9
Pension and postretirement benefit obligations	142.4	137.7
Long-term liabilities from risk management activities	41.2	92.2
Asset retirement obligations	349.0	344.0
Other	79.9	88.0
Long-term liabilities	1,921.9	1,972.6

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,040.9	1,003.2
Total liabilities and shareholders' equity	$4,015.6	$4,292.3

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WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(Millions)	2004	2003
Operating Activities
Net income before preferred stock dividends of subsidiary	$43.4	$33.8
Adjustments to reconcile net income before preferred stock dividends of subsidiary to net cash provided by operating activities
Discontinued operations, net of tax	3.0	5.1
Depreciation and decommissioning	25.7	24.4
Amortization of nuclear fuel and other	8.8	10.8
Unrealized gain on investments	(0.7)	(0.1)
Deferred income taxes and investment tax credit	2.9	5.8
Unrealized gains and losses on nonregulated energy contracts	(3.0)	6.5
Gain on sale of partial interest in synthetic fuel operation	(1.9)	(1.9)
Cumulative effect of change in accounting principles, net of tax	-	(3.2)
Other	7.7	4.8
Changes in working capital
Receivables, net	60.6	(218.1)
Inventories	81.4	34.5
Other current assets	13.5	4.6
Accounts payable	(42.8)	201.6
Other current liabilities	4.9	6.4
Net cash operating activities	203.5	115.0

Investing Activities
Capital expenditures	(40.5)	(28.5)
Sale of property, plant and equipment	1.9	1.4
Purchase of equity investments and other acquisitions	(9.5)	(3.6)
Dividends received from equity investment	6.1	1.7
Decommissioning funding	(0.3)	(0.7)
Other	0.4	(0.2)
Net cash investing activities	(41.9)	(29.9)

Financing Activities
Short-term debt - net	(28.0)	24.5
Repayment of long-term debt and note to preferred stock trust	(102.3)	(65.4)
Payment of dividends
Preferred stock	(0.8)	(0.8)
Common stock	(20.1)	(17.1)
Issuance of common stock	10.3	7.5
Purchase of common stock	-	(0.8)
Other	(3.9)	14.9
Net cash financing activities	(144.8)	(37.2)
Change in cash and cash equivalents - continuing operations	16.8	47.9

Change in cash and cash equivalents - discontinued operations	(6.1)	5.5
Change in cash and cash equivalents	10.7	53.4

Cash and cash equivalents at beginning of period	50.7	43.3
Cash and cash equivalents at end of period	$61.4	$96.7

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